EXHIBIT 99


COMPAQ COMPUTER CORPORATION     P.O. BOX 692000                    NEWS RELEASE
PUBLIC RELATIONS                HOUSTON, TEXAS  77269-2000
                                TEL 281-514-0484
                                FAX 281-514-4583

                                HTTP://WWW.COMPAQ.COM



[LOGO OF COMPAQ COMPUTER CORPORATION APPEARS HERE]
[LOGO OF ALTAVISTA COMPANY APPEARS HERE]


FOR IMMEDIATE RELEASE
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     COMPAQ CREATES THE ALTAVISTA COMPANY EXTENDING ITS INTERNET LEADERSHIP
                                   POSITION

       COMPANY TO MAKE ALTAVISTA THE LEADING INTERNET DESTINATION SITE FOR
                          INFORMATION AND E-COMMERCE

                      ANNOUNCES PLANS FOR PUBLIC OFFERING


     HOUSTON, JAN. 26, 1999 - Compaq Computer Corporation (NYSE: CPQ) today announced the creation of the AltaVista Company, with the goal to make AltaVista the leading destination site for information and e-commerce on the Internet.

     The AltaVista Company, based in Palo Alto, is a wholly owned subsidiary of Compaq. Compaq officials also announced plans to establish AltaVista as a publicly traded company.

          Throughout the past year, Compaq has taken several steps to assert its worldwide leadership in the Internet arena. Compaq delivers more computers to Internet companies and Internet users than any other company - and has moved rapidly to leverage the industry leading search and navigation capabilities of AltaVista, acquired just last year in its purchase of Digital Equipment Corporation. Today's announcement further demonstrates Compaq's strategic intent to solidify its position as a major Internet player.

     "By establishing AltaVista as a separate company, it can better focus on providing the best user experience on the Internet, from search, to commerce, to communication and community," said Eckhard Pfeiffer, Compaq President and CEO. "We see this as a significant opportunity for Compaq to expand its share of the rapidly growing Internet market for content and services and also enables us to unlock the tremendous value of AltaVista for our shareholders."

     Pfeiffer named Rod Schrock the President and CEO of the AltaVista Company. As Senior Vice President of Compaq's Consumer Product Group, Schrock firmly established Compaq as number one in the home PC market and launched Compaq's Presario Internet PCs featuring "Instant Internet" keyboard buttons (linked to AltaVista and e-commerce sites) which drive more than 20 million user visits to the AltaVista destination per month. He also engineered the recent technology update to AltaVista and drove Compaq's agreement to purchase Shopping.com, (HTTP://WWW.SHOPPING.COM), a leading e-commerce company offering
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more than two million consumer products and services.

     "No matter what you want to do on the Internet, you can get it done quicker, faster and easier using AltaVista," said Schrock. "AltaVista is already widely recognized as the world's leading search and navigation guide to the Internet. And today, we're announcing our plans to transform AltaVista into the most powerful and useful destination on the Internet."

     According to Schrock, AltaVista users will be provided the results they want with the fewest "click-throughs" and page-views than any other Internet site. They will get content such as news and stock quotes more rapidly and have the ability to buy products and services easier and faster.

     AltaVista's business model will be fundamentally superior to what is found in the industry today. "We will measure ourselves on customer loyalty and revenue growth, and will do this by giving users what they want faster and with fewer page views," said Schrock. "Users may actually spend less time per visit on AltaVista, but because they will get better results faster, they will come back more often."

     To broaden the user experience, Compaq also announced an Internet Technology agreement with the Microsoft Corporation (Nasdaq: MSFT) to share Robust communication and community capabilities between AltaVista and the Microsoft Network (MSN). Under the agreement AltaVista will make available to its users an AltaVista-branded version of Microsoft's Hotmail service as well as future Microsoft instant messaging technology. In addition, the companies agreed to work together on a range of other future Web-based communications and community building services. Microsoft has also agreed that AltaVista will be the primary search engine powering the Microsoft Network. Consumers will benefit from these agreements as they will be able to search and message easier and faster across a wider range of user communities.

ALTAVISTA LEADS THE INDUSTRY

     AltaVista is a pioneer in Web search technology and continues to set new standards such as indexing the entire Internet as well as providing the first-of-their-kind AV Family Filter and AV Photo Finder search capabilities.

     Over the last several months, AltaVista has made extensive enhancements to make navigating the Internet relevant, fast and effective for Web users of all proficiency levels. Both customers and the press have noted the impact of these improvements:

- AltaVista is the ninth largest individual domain on the Internet, as ranked by the firm Relevant Knowledge.

- AltaVista's audience increased 45 percent from Q3'98 to Q4'98 and revenues increased 64 percent during the same time frame.

- AltaVista received the highest marks in the Internet search industry for accuracy, user satisfaction and loyalty based on a recent study by Cyber Dialogue, a leading authority in one-to-one marketing and on-line market research.

-     AltaVista was ranked #1 in customer loyalty by the market research firm
      NPD.

- AltaVista was named one of "The Best Sites of '98" and "The Best Search Site" by Yahoo Internet Life/ZD Net.

- AltaVista was named the "Fastest Search Site on the Internet" by Search Engine Watch.

- AltaVista is a nominee for the 1999 Webby Awards given by the International Academy of Digital Arts & Sciences (IADAS).

- AltaVista holds 52 index search-related patents and has the #1 index of the Web according to the Guinness Book of World Records.

For more information, visit AltaVista's flagship site located at HTTP://WWW.ALTAVISTA.COM or HTTP://WWW.AV.COM.
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COMPANY BACKGROUND

     Compaq Computer Corporation, a Fortune Global 100 company, is the second largest computer company in the world and the largest global supplier of computer systems. Compaq develops and markets hardware, software, solutions, and services, including industry-leading enterprise computing solutions, fault-tolerant business-critical solutions, networking and communication products, commercial desktop and portable products and consumer PCs. The company is an industry leader in environmentally friendly programs and business practices.

     Compaq products are sold and supported in more than 100 countries through a network of authorized Compaq marketing partners. Customer support and information about Compaq and its products are available at HTTP://WWW.COMPAQ.COM.
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Compaq, Registered U.S. Patent and Trademark Office.  Product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

NEW YORK CONTACTS ON 1/26:
Compaq Computer Corporation     Jim Finlaw                    212-554-8192
                                jim.finlaw@compaq.com
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Shandwick International         Karyl Levinson                212-554-8192
                                klevinson@golinharris.com
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HOUSTON CONTACT:
Compaq Computer Corporation     Alan Hodel                    281-518-8932
                                alan.hodel@compaq.com